Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2023

Midlothian, Virginia, April 28, 2023. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the first quarter of 2023. Net income for the first quarter of 2023 was $1,540,000, or $1.04 per fully diluted share, compared to net income for the first quarter of 2022 of $1,800,000, or $1.24 per fully diluted share.

Jay Hendricks, President and CEO, commented, “First quarter earnings were close to our expectations.  We produced a 9.97% consolidated return on average equity, with the Commercial Banking Segment producing a 12.02% return on average equity while maintaining strong asset quality.  Deposit costs moved more quickly and forcefully than we had hoped.  Our net interest income hit an inflection point as funding costs moved more quickly compared to rising asset yields.  The commercial bank’s loan growth was modest during the quarter, and our mortgage company continued to be impacted by housing inventory issues and higher rates.

We experienced a modest decrease in deposits during the quarter, although balances held steady in March. Given recent events, I want to reiterate that the banks that recently failed had unique risk factors not representative of the broader banking industry or Village Bank.  Village Bank is a community bank; we are core funded by local customers and we extend loans to these same customers.  Currently, nearly 70% of the Bank’s deposits are insured by the FDIC.  Our capital ratios and balance sheet are strong and sound. We have excellent liquidity levels, which includes cash, marketable securities and borrowing capacity. We anticipate the operating environment for deposits to remain competitive with the retention of customer balances a priority in 2023. Our focus remains on core relationship growth, disciplined management of our net interest margin and asset mix, navigating the weak mortgage environment and remaining vigilant on credit quality.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Pre-tax earnings (loss) by segment
Commercial banking	$2,267	$3,070	$2,688	$2,677	$2,459
Mortgage banking	(402)	(388)	(27)	68	(252)
Income before income tax expense (benefit)	1,865	2,682	2,661	2,745	2,207
Commercial banking income tax expense	409	602	514	540	460
Mortgage banking income tax expense (benefit)	(84)	(82)	(6)	15	(53)
Net income	$1,540	$2,162	$2,153	$2,190	$1,800

Three months ended March 31, 2023 vs. three months ended March 31, 2022.

The Commercial Banking Segment posted net income of $1,858,000 for Q1 2023 compared to $1,999,000 for Q1 2022.

The following are variances of note for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:

●	Net interest margin (“NIM”) expanded by 43 basis points to 3.79% for Q1 2023 compared to 3.36% for Q1 2022. The expansion was driven by the following:
o	The yield on our earning assets increased by 92 basis points, 4.51% as of Q1 2023 compared to 3.59% as of Q1 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022.
o	Total U.S. Small Business Administration Paycheck Protection Program (“PPP”) income recorded by the Commercial Banking Segment was $1,800 for Q1 2023 compared to $540,000 for Q1 2022.
o	The cost of interest bearing liabilities increased by 82 basis points to 1.22% for Q1 2023 compared to 0.40% for Q1 2022. The increase in our cost of funds was driven by an increase in the rate paid on variable rate debt, increased borrowings to supplement the deposit outflow experienced at the end of 2022 as well as the slight decrease during Q1 2023, and market pressures on rates on deposit products. Borrowings increased by approximately $35 million, from Q1 2022, with a weighted average cost of 4.87% during Q1 2023. The rate paid on money market deposit accounts increased 79 basis points to 1.01% for Q1 2023 compared to 0.22% for Q1 2022.
●	On January 1, 2023, the Commercial Banking Segment adopted the Current Expected Credit Loss (“CECL”) methodology for estimating credit losses, which resulted in an increase of $150,000 in the allowance for credit losses (“ACL”) on January 1, 2023. The Commercial Banking Segment did not record a provision for credit losses for Q1 2023. The lack of a provision for credit losses was driven by stable macroeconomic conditions and credit quality remaining strong. While current economic challenges due to higher inflation and the speed at which interest rates have been rising remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient. During Q1

2022, the Commercial Banking Segment recorded a recovery of provision for loan loss expense of $400,000. The recovery of provision for loan loss expense, during Q1 2022, was driven by the improving macroeconomic conditions and credit quality remaining strong during the period.
●	The Commercial Banking Segment posted noninterest income of $778,000 for Q1 2023 compared to $794,000 for Q1 2022. The decrease in noninterest income was driven by a decrease in other income.

●	The Commercial Banking Segment posted noninterest expense of $4,836,000 for Q1 2023 compared to $4,553,000 for Q1 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, cost associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $318,000 for Q1 2023 compared to a net loss of $199,000 for Q1 2022. Mortgage originations were $24,222,000 for Q1 2023, down 46.22% from $45,039,000 for Q1 2022. The drop in mortgage originations during Q1 2023 continues to be the result of the sharp rise in mortgage rates during 2022 and the historically low inventory of homes for sale. As a result of the sharp drop in origination volume, the Mortgage Banking Segment took steps in 2022 to right size its expense structure to minimize the impact to earnings going forward.

Pre-Tax Pre-Provision Earnings by Segment

The following table presents the pre-tax, pre-provision (“PTPP”) earnings by segment for the indicated periods (in thousands):

Pre-Tax Earnings by Segment
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Pre-Tax Earnings by Segment
Commercial banking - PTPP (ex. PPP)(1)	$2,265	$3,065	$2,762	$2,189	$1,519
Commercial banking - PPP Income	2	5	26	488	540
Commercial banking income before provision for (recovery of) credit losses and income tax expense	2,267	3,070	2,788	2,677	2,059
Mortgage banking income (loss) before income tax expense (benefit)	(402)	(388)	(27)	68	(252)
Income before provision for (recovery of) credit losses and income tax expense	1,865	2,682	2,761	2,745	1,807

Provision for (recovery of) credit losses	—	—	100	—	(400)

GAAP income before income tax expense	$1,865	$2,682	$2,661	$2,745	$2,207
(1)	Non-GAAP financial measure.

The Commercial Banking Segment recorded PTPP earnings of $2,267,000 for Q1 2023 compared to $2,059,000 for Q1 2022. Excluding income from PPP loans, the Commercial Banking Segment’s Q1 2023 PTPP earnings grew $746,000, or 49.11%, from Q1 2022. The growth in the Commercial Banking Segment’s PTPP earnings was the result of improvement in our earning assets mix as well as growth in the core loan portfolio and securities portfolio.

The Company believes that reporting PTPP earnings, excluding income from PPP loans, provides a useful illustration of the Company’s core operating performance over the reported periods.  PTPP earnings, excluding PPP loans, is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  Non-GAAP measures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Financial Highlights

Highlights for the quarters ended March 31, 2023 and March 31, 2022 are as follows:

	Three Months Ended
Metric	March 31, 2023	March 31, 2022
Consolidated
Return on average equity(1)	9.97%	11.48%
Return on average assets(1)	0.86%	0.97%
Commercial Banking Segment
Return on average equity(1)	12.02%	12.75%
Return on average assets(1)	1.04%	1.08%
Net interest income to average assets	3.54%	3.14%
Provision for (recovery of) credit losses to average assets	—%	(0.22)%
Noninterest income to average assets	0.44%	0.43%
Noninterest expense to average assets	2.71%	2.45%
Mortgage Banking Segment
Return on average equity(1)	(2.06)%	(1.27)%
Return on average assets(1)	(0.18)%	(0.11)%
Net income before tax to average assets	(0.23)%	(0.14)%
(1)	Annualized.

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the end of periods indicated (in thousands):

Loans Outstanding
Loan Type	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
C&I + Owner occupied commercial real estate	$204,605	$209,721	$212,960	$208,546	$187,897
PPP Loans	247	270	710	1,069	17,023
Nonowner occupied commercial real estate	164,463	164,974	167,854	169,773	146,530
Acquisition, development and construction	49,426	45,127	40,546	37,028	42,691
Total commercial loans	418,741	420,092	422,070	416,416	394,141
Consumer/Residential	96,615	93,680	92,525	83,969	96,411
Student	20,195	20,617	22,010	23,413	24,693
Other	4,267	4,038	4,078	3,758	3,397
Total loans	$539,818	$538,427	$540,683	$527,556	$518,642

Core loans, which are total loans, excluding PPP loans, increased by $1,414,000, or 0.26%, from Q4 2022, and increased by $37,952,000, or 7.57%, from Q1 2022.

PPP loans decreased by $23,000, or 9.31%, from Q4 2022 and decreased by $16,776,000, or 98.55%, from Q1 2022.

Asset quality

On January 1, 2023, the Commercial Banking Segment adopted the CECL methodology for estimating credit losses, which resulted in an increase of $150,000 in the ACL on January 1, 2023 to $3.52 million. The ACL included an allowance for credit losses of $3.24 million and a reserve for unfunded commitments of $277,000.

As of March 31, 2023, the ACL was $3.53 million and included an allowance for credit losses of $3.27 million and a reserve for unfunded commitments of $254,000.

The Bank’s period-end asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2022(1)
Allowance for Credit Losses/Nonperforming Loans	555.47%	515.16%	342.57%	280.87%	260.49%	269.31%
Net Charge-offs (recoveries) to Average Loans(2)	(0.00%)	(0.00%)	0.11%	(0.01%)	(0.29%)	0.08%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.12%	0.13%	0.20%	0.26%	0.29%	0.54%
Nonperforming Assets/Bank Total Assets (3)	0.08%	0.09%	0.13%	0.16%	0.17%	0.24%
(1) Source - S&P Global data for VA Banks <$1 Billion in assets as of December 31, 2022.
(2) Annualized.
(3) Nonperforming assets excluding performing troubled debt restructurings.

Deposits

The following table provides the composition of our deposits at the end of the periods indicated (in thousands):

Deposits Outstanding
Deposit Type	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Noninterest-bearing demand	$254,039	$255,236	$279,268	$278,260	$279,756
Interest checking	80,265	90,252	86,894	88,630	92,534
Money market	186,096	179,036	193,643	198,157	196,718
Savings	51,015	55,695	57,498	54,702	55,489
Time deposits	46,601	44,524	50,516	54,892	59,176
Total deposits	$618,016	$624,743	$667,819	$674,641	$683,673

Total deposits decreased by $6,727,000, or 1.08%, from Q4 2022, and decreased by $65,657,000, or 9.60%, from Q1 2022. Variances of note are as follows:

●	Noninterest bearing demand account balances decreased $1,197,000 from Q4 2022 and decreased $25,717,000 from Q1 2022 and represented 41.11% of total deposits compared to 40.85% as of Q4 2022 and 40.92% as of Q1 2022. The decrease in deposits was driven by a combination of consumers and businesses drawing down balances due to increased pressure from high inflation, as well as investing in higher yielding products.

●	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances decreased $7,607,000, or 2.34%, from Q4 2022 and decreased $27,365,000, or 7.94%, from Q1 2022. The decrease in deposits was primarily driven by the same combination of factors as the noninterest bearing demand accounts.

●	Time deposits increased by $2,077,000, or 4.66%, from Q4 2022 and decreased by $12,575,000, or 21.25%, from Q1 2022. The increase in time deposits during Q1 2023 was driven by an effort to lock in accounts at lower rates to offset the impact of rising interest expense on the money market demand accounts. The decrease in time deposits, from Q1 2022, was primarily driven by an effort to reduce reliance on high cost time deposits and the migration of customers from time deposits to money market demand accounts during that period.

Capital

Shareholders’ equity at March 31, 2023 was $63,881,000 compared to $61,480,000 at March 31, 2022, which resulted in a tangible common equity ratio of 8.69% and 8.04%, as of March 31, 2023 and March 31, 2022, respectively. The $2,401,000 increase in shareholders’ equity during the twelve months ended March 31, 2023, was primarily due to the recognition of net income $8,045,000, from March 31, 2022 to March 31, 2023, which was partially offset by the $5,047,000 increase in accumulated other comprehensive loss. The loss was primarily associated with the unrealized holding losses arising in the available for sale investment securities portfolio during the period, which were the result of the movement in interest rates during 2022 and three months ended March 31, 2023.

The Bank continues to maintain a strong, well-capitalized position. The following table presents the regulatory capital ratios for the Bank at the end of the periods indicated:

Bank Regulatory Capital Ratios
Ratios	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Common equity tier 1	14.52%	14.22%	13.90%	13.91%	14.07%
Tier 1	14.52%	14.22%	13.90%	13.91%	14.07%
Total capital	15.14%	14.81%	14.48%	14.52%	14.69%
Tier 1 leverage	11.27%	10.95%	10.53%	10.22%	10.13%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	changes in assumptions underlying the establishment of allowances for credit losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the effects of future economic, business and market conditions;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions with which we do business;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
●	governmental monetary and fiscal policies;

●	geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events;
●	the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on our customers;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
	(Unaudited)	*	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$734,797	$723,270	$742,703	$752,597	$764,417
Investment securities	135,953	133,853	134,503	131,623	139,866
Loans held for sale	1,852	2,268	5,076	7,963	7,507
Loans, net	540,465	539,015	541,275	528,130	518,764
Allowance for credit losses	(3,272)	(3,370)	(3,370)	(3,423)	(3,403)
Deposits	618,016	624,743	667,819	674,641	683,673
Borrowings	49,464	34,456	14,448	14,440	14,432
Shareholders' equity	63,881	61,111	58,372	60,053	61,480
Book value per share	$42.99	$41.21	$39.55	$40.68	$41.64
Total shares outstanding	1,485,813	1,482,790	1,476,017	1,476,165	1,476,392

Asset Quality Ratios
Allowance for credit losses to:
Loans, net of deferred fees and costs	0.61%	0.63%	0.62%	0.65%	0.66%
Loans, net of deferred fees and costs (excluding PPP loans)	0.61%	0.63%	0.62%	0.65%	0.68%
Nonperforming loans	555.47%	515.16%	342.57%	280.87%	260.49%
Net charge-offs (recoveries) to average loans(1)	(0.00%)	0.00%	0.11%	(0.01%)	(0.29%)
Nonperforming assets to total assets	0.08%	0.09%	0.13%	0.16%	0.17%

Bank Capital Ratios
Common equity tier 1	14.52%	14.22%	13.90%	13.91%	14.07%
Tier 1	14.52%	14.22%	13.90%	13.91%	14.07%
Total capital	15.14%	14.81%	14.48%	14.52%	14.69%
Tier 1 leverage	11.27%	10.95%	10.53%	10.22%	10.13%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$7,583	$7,533	$6,955	$6,731	$6,268
Interest expense	1,218	544	420	410	407
Net interest income before
provision for (recovery of) credit losses	6,365	6,989	6,535	6,321	5,861
Provision for (recovery of) credit losses	—	—	100	—	(400)
Noninterest income	1,256	1,286	1,750	1,938	1,628
Noninterest expense	5,756	5,593	5,524	5,514	5,682
Income before income tax expense	1,865	2,682	2,661	2,745	2,207
Income tax expense	325	520	508	555	407
Net income	$1,540	$2,162	$2,153	$2,190	$1,800
Earnings per share
Basic	$1.04	$1.46	$1.46	$1.48	$1.24
Diluted	$1.04	$1.46	$1.46	$1.48	$1.24

Performance Ratios
Return on average assets(1)	0.86%	1.17%	1.14%	1.16%	0.97%
Return on average equity(1)	9.97%	14.45%	13.90%	14.40%	11.48%
Net interest margin(1)	3.79%	4.03%	3.70%	3.57%	3.36%

* Derived from audited consolidated financial statements.
(1) Annualized.